Exhibit 99.1
5711 S 86TH Circle
PO Box 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE:
MARCH 8, 2007
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: ir@infousa.com
infoUSA Announces Date and Location of its 2007 Annual Meeting of Stockholders
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced that its 2007 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 7, 2007 at 4:00 p.m., local time, at infoUSA’s facility located at 11785 Beltsville Drive, Calverton, MD 20705. infoUSA will mail its definitive proxy materials to all its stockholders prior to the Annual Meeting. This announcement constitutes public disclosure of the date of the Annual Meeting for purposes of Article II, Section 9 and Article III, Section 4 of infoUSA’s bylaws.
A copy of infoUSA’s bylaws may be obtained from the corporate secretary of infoUSA by submitting a request to John H. Longwell, 5711 South 86th Circle, Omaha, NE 68127; Phone: (402) 593-4500.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.